Exhibit 99.1

Kinsale Capital Group, Inc. Reports 2022 Fourth Quarter and Year-End Results
Richmond, VA, February 16, 2023 - Kinsale Capital Group, Inc. (NYSE: KNSL) reported net income of $67.2 million, $2.90 per diluted share, for the fourth quarter of 2022 compared to $48.3 million, $2.09 per diluted share, for the fourth quarter of 2021. Net income was $159.1 million, $6.88 per diluted share, for the year ended December 31, 2022 compared to $152.7 million, $6.62 per diluted share, for the year ended December 31, 2021. For both the fourth quarters of 2022 and 2021, the impact on net income related to catastrophes was negligible. For the years ended December 31, 2022 and 2021, net income included after-tax catastrophe losses of $21.0 million and $6.8 million, respectively.
Net operating earnings(1) were $60.3 million, $2.60 per diluted share, for the fourth quarter of 2022 compared to $40.7 million, $1.76 per diluted share, for the fourth quarter of 2021. Net operating earnings(1) were $180.4 million, $7.80 per diluted share, for the year ended December 31, 2022 compared to $132.4 million, $5.74 per diluted share, for the year ended December 31, 2021.
Highlights for the fourth quarter of 2022 included:
•Net income increased by 39.2% compared to the fourth quarter of 2021
•Net operating earnings(1) of $60.3 million increased by 48.1% compared to the fourth quarter of 2021
•Gross written premiums increased by 45.0% to $295.5 million compared to the fourth quarter of 2021
•Net investment income increased by 106.7% to $17.7 million compared to the fourth quarter of 2021
•Underwriting income(2) was $59.5 million in the fourth quarter of 2022, resulting in a combined ratio of 72.4%
Highlights for the full year of 2022 included:
•Net income increased by 4.2% compared to the full year of 2021
•Net operating earnings(1) of $180.4 million increased by 36.2% compared to the full year of 2021
•Gross written premiums increased by 44.2% to $1.1 billion  compared to the full year of 2021
•Net investment income increased by 65.2% to $51.3 million compared to the full year of 2021
•Underwriting income(2) was $175.5 million for the year ended December 31, 2022, resulting in a combined ratio of 77.9%
•Operating return on equity(4) was 25.0% for the year ended December 31, 2022
"Our strong performance during the fourth quarter ended another year of exceptional operating results. Our fourth quarter results were underscored by premium growth of 45% and a combined ratio of 72.4% as we capitalized on favorable E&S market conditions while maintaining underwriting and expense discipline. We are confident that with the strength of our business model and financial position we will deliver another successful year in 2023," said President and Chief Executive Officer, Michael P. Kehoe.
Results of Operations
Underwriting Results
Gross written premiums were $295.5 million for the fourth quarter of 2022 compared to $203.8 million for the fourth quarter of 2021, an increase of 45.0%. Gross written premiums were $1.1 billion for the year ended December 31, 2022 compared to $764.4 million for the year ended December 31, 2021, an increase of 44.2%. Growth in gross written premiums during the fourth quarter and year ended December 31, 2022 over the same periods last year reflected strong submission flow from brokers and a favorable pricing environment.

Underwriting income(2) was $59.5 million, resulting in a combined ratio of 72.4%, for the fourth quarter of 2022, compared to $42.2 million, and a combined ratio of 74.5% for the same period last year. The increase in underwriting income(2) for the fourth quarter of 2022 was due to a combination of premium growth and favorable rate increases from a strong underwriting environment and lower levels of operating expenses relative to premium growth and management's cost control efforts. Loss and expense ratios were 52.5% and 19.9%, respectively, for the fourth quarter of 2022 compared to 53.1% and 21.4% for the fourth quarter of 2021. Favorable development of reserves from prior accident years was $7.0 million, or 3.3 points, for the fourth quarter of 2022, and $6.6 million, or 4.0 points, for the fourth quarter of 2021.
Underwriting income(2) was $175.5 million, resulting in a combined ratio of 77.9%, for the year ended December 31, 2022, compared to $133.6 million, and a combined ratio of 77.1% for the prior year. The increase in underwriting income(2) for the year ended December 31, 2022 was due to a combination of premium growth and favorable rate increases from a strong underwriting environment and lower levels of operating expenses relative to premium growth and management's cost control efforts. These increases were offset in part by higher catastrophe losses incurred during 2022. Loss and expense ratios were 57.7% and 20.2%, respectively, for the year ended December 31, 2022 compared to 55.7% and 21.4%, respectively, for the year ended December 31, 2021. The loss ratios included current accident year catastrophe losses of $26.6 million, or 3.4 points, for the year ended December 31, 2022 and $8.6 million, or 1.5 points, for the year ended December 31, 2021. Catastrophe activity in 2022 primarily related to Hurricane Ian and in 2021 largely related to Hurricane Ida and winter storms in Texas. Favorable development of reserves from prior accident years was $35.9 million, or 4.5 points, for the year ended December 31, 2022 and $32.0 million, or 5.5 points, for the year ended December 31, 2021.
Summary of Operating Results
The Company’s operating results for the three months and year ended December 31, 2022 and 2021 are summarized as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	($ in thousands)
Gross written premiums	$295,467	$203,820	$1,102,092	$764,373
Ceded written premiums	(53,397)	(26,339)	(165,282)	(104,164)
Net written premiums	$242,070	$177,481	$936,810	$660,209

Net earned premiums	$216,140	$165,267	$794,119	$582,879
Losses and loss adjustment expenses	113,580	87,688	457,913	324,415
Underwriting, acquisition and insurance expenses	43,056	35,410	160,718	124,900
Underwriting income(2)	$59,504	$42,169	$175,488	$133,564

Loss ratio	52.5%	53.1%	57.7%	55.7%
Expense ratio	19.9%	21.4%	20.2%	21.4%
Combined ratio	72.4%	74.5%	77.9%	77.1%

Annualized return on equity(3)	39.4%	28.5%	22.0%	23.9%
Annualized operating return on equity(4)	35.4%	24.0%	25.0%	20.8%
(1)     Net operating earnings is a non-GAAP financial measure. See discussion of "Non-GAAP Financial Measures" below.
(2)    Underwriting income is a non-GAAP financial measure. See discussion of "Non-GAAP Financial Measures" below.

(3)    Annualized return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.
(4)    Annualized operating return on equity is net operating earnings expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

The following tables summarize losses incurred for the current accident year and the development of prior accident years for the three months and year ended December 31, 2022 and 2021:

	Three Months Ended December 31, 2022		Three Months Ended December 31, 2021
	Losses and Loss Adjustment Expenses	% of Earned Premiums	Losses and Loss Adjustment Expenses	% of Earned Premiums
Loss ratio:	($ in thousands)
Current accident year	$120,212	55.6%	$94,413	57.1%
Current accident year - catastrophe losses	405	0.2%	(152)	—%
Effect of prior accident year development	(7,037)	(3.3)%	(6,573)	(4.0)%
Total	$113,580	52.5%	$87,688	53.1%

	Year Ended December 31, 2022		Year Ended December 31, 2021
	Losses and Loss Adjustment Expenses	% of Earned Premiums	Losses and Loss Adjustment Expenses	% of Earned Premiums
Loss ratio:	($ in thousands)
Current accident year	$467,182	58.8%	$347,761	59.7%
Current accident year - catastrophe losses	26,618	3.4%	8,640	1.5%
Effect of prior accident year development	(35,887)	(4.5)%	(31,986)	(5.5)%
Total	$457,913	57.7%	$324,415	55.7%

Investment Results
Net investment income was $17.7 million in the fourth quarter of 2022 compared to $8.6 million in the fourth quarter of 2021, an increase of 106.7%. Net investment income was $51.3 million for the full year of 2022 compared to $31.0 million for the full year of 2021. These increases were driven by growth in the Company's investment portfolio generated mostly from the investment of strong operating cash flows since December 31, 2021 and higher interest rates relative to the prior year periods. Net operating cash flows were $557.8 million for the full year of 2022 compared to $407.0 million for the full year of 2021, an increase of 37.0%. The Company’s investment portfolio, excluding cash and cash equivalents, had a gross investment return(5) of 3.0% for the year ended December 31, 2022 compared to 2.5% for the year ended December 31, 2021. Funds are generally invested conservatively in high quality securities, including government agency, asset- and mortgage-backed securities, and municipal and corporate bonds with an average credit quality of "AA-." The weighted average duration of the fixed-maturity investment portfolio, including cash equivalents, was 3.5 years and 4.3 years at December 31, 2022 and 2021, respectively. Cash and invested assets totaled $2.2 billion at December 31, 2022 compared to $1.7 billion at December 31, 2021.
(5)    Gross investment return is investment income from fixed-maturity and equity securities (and short-term investments, if any), before any deductions for fees and expenses, expressed as a percentage of average beginning and ending book values of those investments during the period.

Other
The effective tax rate for the year ended December 31, 2022 was 18.6%. The effective tax rate was lower than the federal statutory rate primarily due to the tax benefits from stock-based compensation and tax-exempt investment income.
In November 2022, the Company completed an underwritten public offering and sold and issued 155,000 shares of its common stock at a price of $308.30 per share, to the underwriter. The Company received net proceeds from the offering of $47.5 million, which were used for general corporate purposes, including to fund organic growth.
In December 2022, the Company acquired real estate property adjacent to its current headquarters for $76.6 million. The property is comprised of two office buildings totaling over 580,000 square feet situated on approximately 29 acres of land. The property is expected to provide flexibility for future expansion of operations as well as serve as an investment opportunity. The acquisition was funded primarily through a draw down on the Company's revolving credit facility.
Stockholders' equity was $745.4 million at December 31, 2022, compared to $699.3 million at December 31, 2021. Operating return on equity was 25.0% for the full year of 2022, an increase from 20.8% for the full year of 2021. This increase was due primarily to growth in the business from favorable market conditions and rate increases and a decrease in average stockholders' equity driven by the decline in the fair value of investments as a result of the higher interest rate environment. These increases were offset in part by higher catastrophe losses incurred during 2022.
Non-GAAP Financial Measures
Net Operating Earnings
Net operating earnings is defined as net income excluding the effects of the change in the fair value of equity securities, after taxes, net realized investment gains and losses, after taxes, and the change in allowance for credit losses on investments, after taxes. Management believes the exclusion of these items provides a useful comparison of the Company's underlying business performance from period to period. Net operating earnings and percentages or calculations using net operating earnings (e.g., diluted operating earnings per share and annualized operating return on equity) are non-GAAP financial measures. Net operating earnings should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define net operating earnings differently.

For the three months and year ended December 31, 2022 and 2021, net income and diluted earnings per share reconcile to net operating earnings and diluted operating earnings per share as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	($ in thousands, except per share data)
Net operating earnings:
Net income	$67,249	$48,320	$159,114	$152,659
Adjustments:
Change in the fair value of equity securities, before taxes	(9,476)	(9,168)	27,723	(22,812)
Income tax expense (benefit) (1)	1,990	1,925	(5,822)	4,791
Change in fair value of equity securities, after taxes	(7,486)	(7,243)	21,901	(18,021)

Net realized investment losses (gains), before taxes	344	(431)	(1,191)	(2,828)
Income tax (benefit) expense (1)	(72)	91	250	594
Net realized investment losses (gains), after taxes	272	(340)	(941)	(2,234)

Change in allowance for credit losses on investments, before taxes	366	—	366	—
Income tax benefit (1)	(77)	—	(77)	—
Change in allowance for credit losses on investments, after taxes	289	—	289	—
Net operating earnings	$60,324	$40,737	$180,363	$132,404

Diluted operating earnings per share:
Diluted earnings per share	$2.90	$2.09	$6.88	$6.62
Change in fair value of equity securities, after taxes, per share	(0.32)	(0.31)	0.95	(0.78)
Net realized investment losses (gains), after taxes, per share	0.01	(0.01)	(0.04)	(0.10)
Change in allowance for credit losses on investments, after taxes, per share	0.01	—	0.01	—
Diluted operating earnings per share(2)	$2.60	$1.76	$7.80	$5.74

Operating return on equity:
Average equity(3)	$682,452	$679,250	$722,392	$637,787
Annualized return on equity(4)	39.4%	28.5%	22.0%	23.9%
Annualized operating return on equity(5)	35.4%	24.0%	25.0%	20.8%
(1)     Income taxes on adjustments to reconcile net income to net operating earnings use a 21% effective tax rate.
(2)     Diluted operating earnings per share may not add due to rounding.
(3)    Computed by adding the total stockholders' equity as of the date indicated to the prior quarter-end or year-end total, as applicable, and dividing by two.
(4)    Annualized return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.
(5)    Annualized operating return on equity is net operating earnings expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

Underwriting Income
Underwriting income is defined as net income excluding net investment income, the change in the fair value of equity securities, net realized investment gains and losses, the change in allowance for credit losses on investments, interest expense, other expenses, other income and income tax expense. The Company uses underwriting income as an internal performance measure in the management of its operations because the Company believes it gives management and users of the Company's financial information useful insight into the Company's results of operations and underlying business performance. Underwriting income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define underwriting income differently.
For the three months and year ended December 31, 2022 and 2021, net income reconciles to underwriting income as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
Net income	$67,249	$48,320	$159,114	$152,659
Income tax expense	16,901	11,755	36,450	36,142
Income before income taxes	84,150	60,075	195,564	188,801
Net investment income	(17,742)	(8,582)	(51,282)	(31,048)
Change in fair value of equity securities	(9,476)	(9,168)	27,723	(22,812)
Net realized investment losses (gains)	344	(431)	(1,191)	(2,828)
Change in allowance for credit losses on investments	366	—	366	—
Interest expense	1,978	242	4,284	994
Other expenses (6)	200	187	721	669
Other income	(316)	(154)	(697)	(212)
Underwriting income	$59,504	$42,169	$175,488	$133,564
(6) Other expenses are comprised of corporate expenses not allocated to the Company's insurance operations.

Conference Call
Kinsale Capital Group will hold a conference call to discuss this press release on Friday, February 17, 2023, at 9:00 a.m. (Eastern Time). Members of the public may access the conference call by dialing (888) 660-6493, conference ID# 3573726, or via the Internet by going to www.kinsalecapitalgroup.com and clicking on the "Investor Relations" link. A replay of the call will be available on the website until the close of business on March 17, 2023.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," "believes," "seeks," "outlook," "future," "will," "would," "should," "could," "may," "can have," "prospects" or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

About Kinsale Capital Group, Inc.
Kinsale Capital Group, Inc. is a specialty insurance group headquartered in Richmond, Virginia, focusing on the excess and surplus lines market.
Contact
Kinsale Capital Group, Inc.
Bryan Petrucelli
Executive Vice President, Chief Financial Officer and Treasurer
804-289-1272
ir@kinsalecapitalgroup.com

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income and Comprehensive Income

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues	(in thousands, except per share data)
Gross written premiums	$295,467	$203,820	$1,102,092	$764,373
Ceded written premiums	(53,397)	(26,339)	(165,282)	(104,164)
Net written premiums	242,070	177,481	936,810	660,209
Change in unearned premiums	(25,930)	(12,214)	(142,691)	(77,330)
Net earned premiums	216,140	165,267	794,119	582,879

Net investment income	17,742	8,582	51,282	31,048
Change in fair value of equity securities	9,476	9,168	(27,723)	22,812
Net realized investment (losses) gains	(344)	431	1,191	2,828
Change in allowance for credit losses on investments	(366)	—	(366)	—
Other income	316	154	697	212
Total revenues	242,964	183,602	819,200	639,779

Expenses
Losses and loss adjustment expenses	113,580	87,688	457,913	324,415
Underwriting, acquisition and insurance expenses	43,056	35,410	160,718	124,900
Interest expense	1,978	242	4,284	994
Other expenses	200	187	721	669
Total expenses	158,814	123,527	623,636	450,978
Income before income taxes	84,150	60,075	195,564	188,801
Income tax expense	16,901	11,755	36,450	36,142
Net income	67,249	48,320	159,114	152,659

Other comprehensive income (loss)
Change in unrealized gains (losses) on available-for-sale investments, net of taxes	12,421	(7,144)	(153,043)	(23,255)
Total comprehensive income	$79,670	$41,176	$6,071	$129,404

Earnings per share:
Basic	$2.94	$2.13	$6.97	$6.73
Diluted	$2.90	$2.09	$6.88	$6.62

Weighted-average shares outstanding:
Basic	22,909	22,728	22,815	22,693
Diluted	23,208	23,083	23,125	23,062

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets

	December 31, 2022	December 31, 2021
	(in thousands)
Assets
Investments:
Fixed-maturity securities at fair value	$1,760,100	$1,392,066
Equity securities at fair value	152,471	172,611
Real estate investments, net	76,387	—
Short-term investments	41,337	—
Total investments	2,030,295	1,564,677

Cash and cash equivalents	156,274	121,040
Investment income due and accrued	14,451	7,658
Premiums receivable, net	105,754	71,004
Reinsurance recoverables, net	220,454	122,970
Ceded unearned premiums	42,935	33,679
Deferred policy acquisition costs, net of ceding commissions	61,594	41,968
Indefinite-lived intangible assets	3,538	3,538
Deferred income tax asset, net	56,983	2,109
Other assets	54,844	57,012
Total assets	$2,747,122	$2,025,655

Liabilities & Stockholders' Equity
Liabilities:
Reserves for unpaid losses and loss adjustment expenses	$1,238,402	$881,344
Unearned premiums	499,677	347,730
Payable to reinsurers	32,024	16,112
Accounts payable and accrued expenses	31,361	23,250
Debt	195,747	42,696
Other liabilities	4,462	15,188
Total liabilities	2,001,673	1,326,320

Stockholders' equity	745,449	699,335
Total liabilities and stockholders' equity	$2,747,122	$2,025,655